EXHIBIT 99.1


                SHPI Reports Third Quarter 2003 Financial Results

  Third Quarter Revenues Exceed $1 Million; Net Loss Reduced to $0.02 Per Share


Bountiful, Utah - November 12, 2003 - Specialized Health Products International, Inc. (OTCBB: SHPI), a leader in the design and development of medical safety needles, today reported consolidated financial results for the three and nine month periods ended September 30, 2003.

Third Quarter 2003 Operating Results

         o Revenues totaled $1,049 thousand in third quarter 2003, an increase of $727 thousand and more than three times those reported for the year-earlier period. Third quarter revenues represented a 21% increase as compared to second quarter 2003.
         o Product sales and royalty revenue accounted for 78% of total revenue in third quarter 2003 as compared to 11% in the year-earlier period and 77% in the preceding quarter.
         o Gross profit totaled $912 thousand in third quarter 2003 (87% gross profit margin), an increase of $632 thousand as compared to the year-earlier period, and a 25% increase versus the preceding quarter.
         o Operating expenses totaled $1.25 million in third quarter 2003, an increase of $450 thousand as compared to the year-earlier period, and a 6% decrease versus the preceding quarter. The increase versus the year-earlier period is related primarily to increased sales & marketing expenses associated with the company's LiftLoc(R)Safety Infusion Set product line and research & development activities associated with the development and commercialization of the company's SecureLocTM technology. Research & development expense accounted for 54% of total operating expense in third quarter 2003. Sales & marketing expense accounted for 25% of total operating expense. General & administrative expense accounted for 21% of total operating expense.
         o Net loss totaled $322 thousand in third quarter 2003, an improvement of $186 thousand or 37% as compared to the year-earlier period, and an improvement of 43% versus the preceding quarter. Net loss per diluted share was $(0.02) in third quarter 2003, as compared to $(0.03) in the year-earlier period and the preceding quarter. For comparison purposes, the net loss of $(0.03) per share for the year-earlier period does not include a preferred stock deemed dividend related to beneficial conversion feature. Reported net loss per diluted share for third quarter 2002 after accounting for this deemed dividend was $(0.21).

First Nine Months 2003 Operating Results

         o Revenues totaled $2.4 million in the first nine months of 2003, an increase of $1.5 million and more than double those reported for the year-earlier period.
         o Gross profit totaled $2.1 million in the first nine months of 2003 (86% gross profit margin), an increase of $1.4 million as compared to the year-earlier period.
         o Operating expenses totaled $3.8 million in the first nine months of 2003, an increase of $1.1 million or 42% as compared to the year-earlier period, with sales & marketing expense associated with LiftLoc(R) Safety Infusion Set responsible for the majority of this increase.
         o Net loss totaled $1.6 million in the first nine months of 2003, an improvement of $316 thousand or 16% as compared to the year-earlier period. Net loss per diluted share was $(0.09) in the first nine months of 2003, as compared to $(0.11) in the year-earlier period. For comparison purposes, the net loss of $(0.11) per share for the year-earlier period does not include a preferred stock deemed dividend related to beneficial conversion feature. Reported net loss per diluted share for the first nine months of 2002 after accounting for this deemed dividend was $(0.29).

Jeff Soinski, President and Chief Executive Officer, commented, "Our financial results for the third quarter show that we are on-track to more than double revenues for full year 2003. Product sales and royalties are now responsible for the vast majority of our revenues, reflecting our shift to an operating company status. Increased revenues combined with careful management of expenses enabled us to again reduce our net loss versus year-ago and the preceding quarter, while continuing to invest more than half of our operating expenses in research and development. As revenues continue to build for our OEM and licensed products and new products are introduced, we expect to report continued improvement in operating performance for full year 2003 and the coming quarters."

SHPI will conduct a conference call to discuss third quarter financial results on Thursday, November 13, 2003, at 4:30 p.m. EST. Investors can listen to the conference call live by dialing (888) 273-9887 in the U.S. and (612) 332-0637 internationally. A replay of the call will be available for one week after the event by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally and entering access code: 703840.


About Specialized Health Products International, Inc.

SHPI is a leading designer and developer of proprietary safety medical needle products, designed to minimize the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS, and the hepatitis B and C viruses. SHPI has twenty highly differentiated, patented safety needle technologies that apply to virtually all medical needles used today. SHPI manufactures and markets certain products under its own label. Other products are supplied to third parties on an OEM basis or licensed to leading manufacturers and marketers in the disposable medical products industry. For more information about SHPI, visit the company's web site at www.shpi.com.


This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:

Paul S. Evans, SHPI
Telephone: 801-298-3360
Fax: 801-298-1759
pevans@shpi.com

Website: www.shpi.com